[Letterhead of Sybase, Inc.]
May 3, 2010
Via EDGAR
Kathleen Collins
Division of Corporation Finance
Securities and Exchange Commission
One Station Place
100 F Street, N.E.
Washington, D.C. 20549-4561
Re:	Sybase, Inc. Form 10-K for the Fiscal Year Ended December 31, 2009 Filed February 26, 2010 File No. 001-16493
Dear Ms. Collins:
Sybase has received your April 19, 2010 letter and is working to respond to the questions set forth in the letter. We anticipate providing our response on or before May 24, 2010.
Sincerely,

/s/ Dan Cohen
Dan Cohen
Corporate Counsel